EXHIBIT 12.1

AMC ENTERTAINMENT INC. AND SUBSIDIARES

RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

RATIO OF EARNINGS TO FIXED CHARGES

		From
		Inception
	12 Months	August 31, 2012	March 30, 2012	52 Weeks	52 Weeks	52 Weeks
	Ended	through	through	Ended	Ended	Ended
	December 31, 2013	December 31, 2012	August 30, 2012	March 29, 2012	March 31, 2011	April 1, 2010
	(Successor)	(Successor)	(Predecessor)	(Predecessor)	(Predecessor)	(Predecessor)

EARNINGS
Earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities	$52,286	$(36,002)	$54,202	$(88,923)	$(135,019)	$(18,218)
Add:Fixed charges (below)	291,347	94,923	135,487	323,945	308,387	279,012
Amortization of capitalized interest	—	—	549	1,319	1,477	1,522
Distributed income of equity investees	31,501	10,226	7,051	33,112	35,893	36,163
Less:Interest capitalized (below)	(511)	—	(14)	(58)	(64)	(14)

Earnings for ratio	374,623	69,147	197,275	269,395	210,674	298,465

FIXED CHARGES:
Interest on borrowings	129,963	45,259	67,614	161,645	143,522	126,458
Interest on capital and financing lease obligations	10,264	1,873	2,390	5,968	6,198	5,652
Interest-discontinued operations	—	—	—	—	—	—
Interest capitalized	511	—	14	58	64	14
Estimated interest portion of rental expense (1)	150,609	47,791	63,029	148,442	150,625	139,742
Estimated interest portion of rental expense (1)- discontinued operations	—	—	2,441	7,832	7,979	7,146

Fixed Charges	291,347	94,923	135,487	323,945	308,387	279,012

FIXED CHARGES IN EXCESS OF EARNINGS	$—	$25,776	$—	$54,550	$97,713	$—

RATIO OF EARNINGS TO FIXED CHARGES	1.3		1.5			1.1

The ratio of earnings to fixed charges represents the number of times fixed charges are covered by earnings.  For purposes of computing this ratio, earnings consist of earnings (loss) from continuing operations before income taxes or equity in (earnings) losses of non-consolidated entities, plus fixed charges (excluding capitalized interest), amortization of capitalized interest, and distributed income of equity investees.  Fixed charges consist of interest expense, interest capitalized and one-third of rent expense on operating leases, estimated by the Company to be representative of the interest factor attributable to such rent expense.

(1)  Used one-third of rent expense on operating leases.